EXHIBIT 99.1

Capstone Therapeutics Announces Settlement of Qui Tam Lawsuit

TEMPE, Ariz., June 2, 2015 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OCTQB:CAPS) (the "Company") today announced settlement and dismissal of the ongoing qui tam lawsuit initially filed in 2005 against OrthoLogic Corp., the Company's previous corporate name. The qui tam action named as defendants substantially all sellers of bone growth stimulation devices during the period 1998-2003 and asserted a variety of claims, including False Claims Act violations. The Company sold its bone growth stimulation device business in 2003 and did not learn of this lawsuit until September 2009. The case has continued for an additional six years.

John M. Holliman, III, Executive Chairman of the Company, stated, "We have believed from the start that the Company was wrongfully named in this lawsuit and we have vigorously defended our innocence. Our one-time payment of $50,000 to plaintiff in settlement of this matter was a business decision to accelerate the resolution of this action. I wish to thank our former employees for their integrity and professionalism in regulatory compliance matters. This settlement and dismissal is a testament to their good work. The Company can now fully focus on its business of commercializing Apo E mimetic peptides through our joint venture with LipimetiX Development, LLC. We are excited about AEM-28's Phase 1/2 human clinical data showing rapid reduction in triglycerides and VLDL cholesterol. We plan to continue development of the drug in orphan familial hypercholesterolemia (HoFH). The molecule also appears ideally suited as a therapeutic for hospital patients with acute pancreatitis, another significantly under-served orphan market."

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of Apo E Mimetic Peptide Molecule AEM-28 and its analogs (through the Company's LipimetiX Development, LLC joint venture).

Apo E Mimetic Peptide Molecule – AEM-28 and its analogs

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E and AEM-28-02 (an analog of AEM-28) is a 28 amino acid mimetic of Apo E (with an aminohexanoic acid group and a phospholipid) and both contain a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver. AEM-28 and AEM-28-02, as Apo E mimetics, have the potential to enhance the clearance of triglyceride- and cholesterol-rich lipoproteins from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. This is an important mechanism of action for AEM-28 and AEM-28-02. For patients that lack LDL receptors (Homozygous Familial Hypercholesterolemia - HoFH), or have acute pancreatitis, AEM-28 or AEM-28-02 may provide a therapeutic solution. In addition, the artery wall protective effects seen in multiple animal models may be highly beneficial to these patients and to others with atherosclerosis. Our joint venture has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and certain of its analogs.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2014, and other documents we file with the U.S. Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

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